Exhibit 10.13

LEASE AGREEMENT

concluded between

Neunteufel GmbH

Company number FN 131077 k

Zollamtstraße 7

4020 Linz

hereinafter referred to abbreviated as “Lessor”

and

Dynatrace Austria GmbH

Company number FN 91482 h

Freistädterstrasse 313

4040 Linz

hereinafter referred to abbreviated as “Lessee”

PREAMBLE

On the property with registry no. EZ 1671, entered in the Land Register of 45204 Lustenau, comprising parcel no. 1174/2, with building right entered under registry no. EZ 1699 in the Land Register of 45204 Lustenau (address in Linz, Am Fünfundzwanzigerturm 20-22) the Lessor will construct an office and commercial building.

Managementservice Linz GmbH, FN 76416 b, is the sole owner of the property with registry no. EZ 1671, entered in the Land Register of 45204 Lustenau. The owner of the building right entered with registry no. EZ 1699 in the Land Register of 45204 Lustenau is the Lessor. The Lessor shall submit a written statement from Managementservice Linz GmbH to the Lessee, at the latest five months after the signing of this Contract subject to the granted a right of withdrawal according to Section XVII of this Contract, wherein Managementservice Linz GmbH shall declare its agreement with the planned construction of the office and commercial building, and its leasing to the Lessee, and not to raise any objections against it, in particular with regard to Sec. VI of the Building Rights Contract of 10/01/1977, which provides for a limited purpose of use.

The office and commercial building will accommodate office spaces including an underground parking garage with approx. 80 car parking spaces and outdoor facilities including parking lot with 10 car parking spaces (“the Building”), whereas the spaces intended as leased property shall be leased. The aforementioned property including the Building shall also be referred to hereinafter collectively as the “Overall Property”.

Since said office and commercial building to be leased constitutes one single, independent unit that is structurally self-contained, besides which there are no other rooms available for any further separate leasing, the lease concluded by way of the present contract does not fall within the scope of the Act on Tenancy Law (Mietrechtsgesetz, “MRG”).

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I.

LEASED PROPERTY

I. A) Renting of office spaces

(1)

The Lessor shall lease and the Lessee shall rent the leased property, which is located in the office building in 4020 Linz, Am Fünfundzwanzigerturm 20-22 and shown on the attached plan that forms an integral part of this Lease Agreement (Annex ./A). The leased property consists of the office spaces located on the ground floor and the 1st to 6th upper floors (hereinafter also referred to as the “Office Part”) with a total size of rounded 8,969 m2 rentable area (ground floor of rounded 1,022 m2, 1st to 6th upper floors respectively of rounded 1,100 m2, balcony spaces of rounded 1,100 m2, bicycle room of rounded 207 m2, wardrobe/sanitary cellar of rounded 40 m2).

(2)

The Parties agree on defining the rentable area for the purposes of this Contract as the gross floor space (GFS) specified in Annex ./A for the Overall Property in accordance with the Austrian standard ÖNORM B 1800 (in the version of 2002-01-01), excluding exterior walls, the structural building elements such as, in particular the load-bearing walls and the functional areas (FA) specified in the ÖNORM. The lobby spaces shaded in green in Annex ./A shall be considered only at 50% of the actual size of the floor space for the calculation of the rent.

(3)

The agreed equipment of the leased properly and the Overall Property is shown in the attached Building and Equipment Description, which forms an integral part of this Lease Agreement (Annex ./B). For the Lessee’s special wishes that have been included in the Building and Equipment Description, the Lessee shall make a one-off payment to the Lessor in the amount of EUR 915,000.00 plus the statutory value added tax within 5 working days following the handover.

(4)	In the case a discrepancy of more than plus/minus 3% of the floor spaces of the leased property from the size agreed above is determined, it shall be agreed on an aliquot adjustment of the rent.

(5)

The lease serves exclusively business, commercial and storage purposes. The Lessee is not permitted to change the purpose of use of the leased property. Any change of the operating purpose requires the prior written approval from the Lessor. The Lessor shall not be responsible for any changes of the use that are intended by the Lessee being subject to approvals under public law. The Lessee has no operating obligation.

(6)

The Lessor guarantees that the leased property is suitable for the contractual purpose of use in terms of construction engineering and building law. The Lessor assures that the leased property will be newly built according to the plans, in compliance with legal regulations and official requirements, and in accordance with the technical standards applicable under the law. The Lessor shall obtain the official permits required for the first-time use according to the purpose of use (commercial, office and storage purposes)

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as soon as possible. Should in fact not all permits have been received in the legally valid form by the handover date, the Lessor shall be accountable for all related consequences of administrative law. The absence of official permits shall only entitle to an abatement of the rent, if such was to prevent the use agreed to thereunder.

(7)

The Lessee shall be obligated to obtain and maintain all (official) approvals and permits (e.g. company canteen) that are required for the operation and use of the leased property on its own, and use and operate the leased property in observation of all official and legal obligations. The permits obtained by the Lessee shall be submitted to the Lessor without delay on its request.

(8)

It is expressly noted that the operation and use of the leased property without the required (official) approvals and permits means a significantly negative use of the leased property and constitutes an important and good cause for cancellation.

I. B) Renting of car parking spaces in the underground parking

(1)

About 80 car parking spaces on the basement floor shall furthermore also be leased. These are located in the one-story underground parking garage according to Annex ./C with a garage floor space of approx. 2,331.40 m2 in total (hereinafter also referred to as “the Garage”) and they are respectively shown on the drawing in Annex ./C.

The Lessee shall have the right to park vehicles there. For the purposes of this Agreement, vehicles are considered to be exclusively passenger cars/station wagons and motorcycles in the definition of the KFG [Motor Vehicles Act] of 1967. Parking other types of vehicles shall be permitted only with the written agreement of the Lessor. For the parking spaces located in the underground parking garage and for the planned parking spaces on the parking lot located outdoors, the Lessor shall provide empty conduits for the installation of charging stations that are used for electrical vehicles. The Lessee is entitled to set up facilities and systems at its own cost and risk that are required for the charging of electricity with these connections.

(2)

The Parties to the contract agree on defining the garage area for the purposes of this Contract as the gross floor space, which is located in the shaded area in Annex ./B, in accordance with the Austrian standard ÖNORM B 1800, excluding exterior walls, the structural building elements such as, in particular the load-bearing walls and the general supply and disposal areas intended for the Overall Property in the definition of said ÖNORM.

(3)

The Lessor shall assure, except in an event of a functional failure of the technical garage operating systems, that the Lessee will have the number of parking spaces available as agreed under the contract. In the case of a functional failure, the Lessor undertakes to initiate its repair immediately as soon as it is detected.

(4)	The Lessee expressly takes notice that the clear height of the garage area on the basement floor will fulfil the legal requirements.

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I. C) General provisions regarding the leased property according to I. A) and B)

(1)

The object of this Lease Agreement are the rooms located in the interior of the leased property and the outdoor areas located on the property with registry no. EZ 1671, entered in the Land Register of 45204 Lustenau, which are drawn in on the attached plan (Annex ./A) that forms an integral part of this contract.

(2)

The condition of the leased property shall meet the requirements imposed by the building authority for granting the operating permit as an office or commercial building including underground parking garage. The agreed equipment of the leased property and the Overall Property is shown in the attached Building and Equipment Description, which forms an integral part of this Lease Agreement (Annex ./B).

(3)

The Lessor shall inform the Lessee on request in the course of project meetings, roughly every eight weeks, about the progress of the construction project and the current planning status with regard to the leased property. Should any changes in the performance in deviation from the Building and Equipment Description (Annex ./B) be agreed between the Lessor and the Lessee, such shall be documented on a Change Request Form (Annex ./F).

(4)

The Parties shall conduct a joint site inspection, at the latest in the course of the handover of the leased property. In the course of the site inspection, the condition of the leased property shall be described in the handover protocol. The handover protocol shall be signed and dated by both Parties. In the case that the leased property or parts thereof do not match the agreed properties, in particular if they are not consistent with the Building and Equipment Description or if they are not suitable for the agreed use (commercial, office and storage purposes), the Lessor undertakes to correct this defect within an appropriate period. The Lessor does not accept any liability beyond this for the suitability of the leased property for a certain lease purpose differing from the lease purpose agreed under this Contract in the condition it is handed over. The Lessee shall be entitled to refuse acceptance if there are defects on the leased property, which prevent the agreed use by the Lessee.

(5)

The Lessee shall be permitted to have structural alterations made and special equipment installed in/on the leased property, exclusively in accordance with Section VII and subject to the careful treatment of the existing building, sanitary and safety-related installations. Upon completion of these alterations, the Lessee shall immediately submit complete documentation of the implemented structural alterations to the Lessor without request. The Lessor shall provide the Lessee the operating manuals of all systems that are required for the use of the leased property. The Lessee declares that it will hold the Lessor harmless with regard to all disadvantages arising in connection with the structural alterations implemented by it. This shall also apply in particular to all claims of third parties that are brought against the Lessor for reason of such work and to the fulfilment of all official requirements that are necessary in connection with this work.

(6)	The equipment, adaptation or final finishing of the leased spaces of the leased property, as required for the Lessee’s intended office operation and beyond the condition described

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in the Building and Equipment Description, in particular bringing movable office and business equipment to the property, is not a subject of this contract but shall be exclusively at the Lessee’s cost and risk. The Lessor does not accept any liability for the goods stored by the Lessee and the other objects and furnishings that are brought to the leased property by the Lessee.

(7)	The Lessee expressly confirms that it deems the leased property described in the Annexes to this contract to be suitable for its purpose of use.

II.

LEASE TERM

(1)

The lease shall start on 01/07/2019 and it is concluded for an indefinite period. Should a handover on 01/07/2019 not be possible, the Lessor undertakes to hand over the leased property directly upon notice of the completion of construction being given. The Lessee shall not bring any further claims for a belated handover of the leased property against the Lessor, with the exception of Sec. II.9, regardless of the legal reason.

(2)

The lease can be terminated by ordinary cancellation by the Lessor, in observation of a notice period of three years and by the Lessee in observation of a notice period of two years, respectively toward 30th of June of any calendar year. Notice of cancellation shall be given in the written form by registered letter. The date of the postage stamp shall be decisive. The right of withdrawal pursuant to XVII or the statutory rights of withdrawal shall remain unaffected thereof.

(3)

The Lessor can declare an ordinary cancellation for the first time after the expiration of fifteen (15) years following the handover of the leased property, so that the lease can be terminated by ordinary cancellation at the earliest effective 30/06 2037, in observation of the cancellation date and the notice period. If the handover takes place only after 01/07/2019, the earliest date on which the lease can be terminated will be postponed.

(4)

The Lessee shall waive the exercise its right to cancellation for a term of eight (8) years as of the handover, so that it can declare ordinary cancellation once, at the earliest on 30/06/2027, with effect on 30/06/2029. If the handover takes place only after 01/07/2019, the earliest date on which the lease can be terminated will be postponed.

(5)	Irrespective of the entered lease term, the Lessor can cancel the contract with immediate effect if good cause is given and notably, in particular if the Lessee:

(a)	is in arrears with at least one monthly lease payment for longer than one month, in spite of warning given by registered letter or if it fails to meet deferred payment dates that have been granted;

(b)

uses the leased property contrary to the contract or its designated use or provides the leased property to a third party without the approval from the Lessor contrary to this Lease Agreement, or uses the leased property in a grossly harmful way whereby damages on the building structure can occur; this reason for cancellation can be invoked only if the Lessee has been previously requested, by way of registered letter and setting of an appropriate deadline, to discontinue any behaviour in violation of this provision of the contract;

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(c)

the Lessee is sentenced by final and absolute judgement for a criminal offence under the Penal Code in relation to the Lessor, its representatives and the other lessees or users of the Overall Property;

(d)	the Lessee permanently breaches its maintenance and repair duties in spite of warning by way of registered letter;

(e)	implements structural alterations without the Lessor’s approval, with the exception of the structural changes according to Sec. VII.1 of the Contract;

(f)

does not comply with legally effective official requirements or legal regulations with regard to the leased property, in spite of a warning sent by registered letter if the compliance with these requirements or regulations is an obligation of the Lessee.

(6)	A premature termination of the contract according to Sec. 1117 or Sec. 1118 ABGB [Austrian Civil Code] shall remain unaffected of the foregoing agreements.

(7)

The Lessee shall be liable to the Lessor for the duration of its waiver of cancellation, including the notice period in the case of any premature termination of the lease, for the amount of the difference arising from any loss of rent as of the termination of the lease and until subsequent leasing, and for any difference arising in the event that merely a lower lease payment can be agreed with a subsequent lessee for the leased property.

(8)

In the event of a sale (or other transfer) of the leased property to a third party, the Lessee shall waive a cancellation of this Lease Agreement according to Sec. 1120 ABGB; this shall also apply to any further sales process. In the event of a sale – of whichever nature – the Lessor shall be obligated to transfer the cancellation limitations provided for in this contract and all other rights of the Lessee in writing to the purchaser and provide proof to the Lessee of the transfer of these rights on its request. The Lessor shall hold the Lessee harmless in the case that this obligation is violated.

(9)

The Lessor undertakes to hand over the leased property to the Lessee at the latest by 01/07/2019. Should the leased property not have been handed over to the Lessee at the latest by 01/10/2019, the Lessor undertakes to pay a contract penalty independent of fault, in the amount of two gross monthly lease payments aliquot for each month by which the handover is delayed. If the Lessee requires operating areas in addition to the present lease property (Freistädter Str. 313) for operating reasons for an interim use from 01/07/2019 until the actual handover of the lease property, the Lessor shall provide such operating areas or bear the appropriate rent for such.

(10)

The Lessee can access and inspect the leased property jointly with the Lessor upon prior scheduling, following the signing of the contract, for the purposes of planning and furnishing, even if the lease will begin only on a date after the signing of the contract and even though the handover will take place only after the signing of the contract.

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III.

LEASE PAYMENT

(1)	The agreed lease payment is composed of the rent, operating and ancillary costs including running public charges and the value added tax in the respective statutory amount.

(2)	The monthly net rent amounts to the following:

Ground floor	1,022 m2	EUR	159,432.00	annually
6 upper floors	1.100 m2ea.	EUR	1.029.600.00	annually
Balcony areas	rounded 1,100 m2	EUR	56,760.00	annually
80 parking spaces in the underground parking garage	EUR 80 ea.	EUR	76,800.00	annually
10 outdoor parking spaces	EUR 45 ea.	EUR	5,400.00	annually
1 bicycle room	207 m2	EUR	12,420.00	annually
Wardrobe/sanitary	40 m2	EUR	6,240.00	annually

(3)	The total annual rent thus amounts to

EUR 1,346,652.00

(in words: one million three hundred forty-six thousand six hundred fifty-two euro)

and will be charged in monthly partial amounts of EUR 112,221.00, plus the statutory value added tax and shall be paid in advance on the first day of each month with three days grace to an account to be specified by the Lessor. The obligation for the payment of the rent plus statutory value added tax shall begin on the handover of the leased property.

(4)

It is agreed on a value indexation of the agreed rent. The value indexation is currently based on the consumer price index 2015 published monthly by Statistik Österreich, Federal Institution of public law, whereas the initial figure for this value indexation shall be the index level published in the month of the handover of the leased property.

(5)

The rent shall be adjusted once annually, respectively in January, on the basis of the then most recently valid published indices so as to increase or reduce value, and notably with effect as of the directly following month. The index level published in the month of the handover of the leased property shall form the bottom limit for the valuation.

(6)

Should the consumer price index 2015 = 100 no longer be published, the value indexation shall be assessed on the basis of such index that will replace the Index 2015 or comes closest to it. Should it not be possible anymore to consider any index calculation, the value-indexed compensation shall be calculated according to analogous principles as most recently relevant for the index calculation.

(7)

The Lessor shall be entitled to also demand the amounts resulting from the index change, in retrospect from the Lessee within the limitation period. Non-calculation or absent invoicing shall not be deemed a waiver independent of the duration; a waiver of the application of the value indexation agreement requires the written form for validity. A decrease of the rent to below the contractually agreed net rent in the amount of EUR 1,346,652.00 is excluded in mutual agreement.

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(8)

It is noted that the Lessor will treat the leasing for business purposes as subject to the value added tax in the definition of Sec. 6 (2) UStG [Value Added Tax Act] and it will invoice the value added tax to the Lessee in the respectively applicable amount. The Lessee declares that it will use the leased property exclusively for generating sales revenues, which do not preclude the input tax deduction, and confirms that the Lessor’s waiver of the tax exemption according to Sec. 6 (1) no. 16 and no. 17 UStG is given permissibly. The Lessee is obligated to make suitable documents available to the Lessor on a regular basis, so that it can fulfil its obligation to provide proof to the tax authorities. If and insofar as the Lessee does not use the leased property (anymore) exclusively for the purposes of generating sales revenues, which do not preclude the input tax deduction, it shall be obligated to inform the Lessor thereof immediately in writing. Furthermore, the Lessor is entitled to increase the rent by up to 20%. This right shall be established as of the date on which the conditions for the effective waiver of the tax exemption according to Sec. 6 (1) no. 16 and no. 17 UStG are no longer fulfilled. The rent increase shall be applied retroactively from such date onward. The value added tax in the (respective) statutory amount allocated to the rent and the (proportionate) operating and ancillary costs shall therefore be invoiced to the Lessee along with the rent and these costs.

IV.

OPERATING AND ANCILLARY COSTS

(1)

Besides the monthly rent, the Lessee shall pay the operating costs and public charges related to the leased property plus the statutory value added tax on their corresponding due dates. The administration and facility management shall be assumed by the Lessor, whereas the Lessee shall be entitled to optionally engage a contractor, who is authorised for such, to provide the facility management (technical administration) of the leased property on behalf of the Lessor upon timely prior announcement. The costs will be charged as part of the operating costs.

(2)

The costs listed in Sec. 21 to Sec. 24 MRG shall be invoiced to the Lessee as operating and ancillary costs in addition to all expenses that are necessary for the proper operation of the Overall Property. Thus, in particular the following expenses, costs or services shall be charged under the heading of operating and ancillary costs:

•

real estate tax, public charges, water and canalisation fees (not however the related fees for connection) and consumption fees, insurance premiums for fire, liability and mains water damage, glass breakage and storm damages that are mandatory for the general parts of the Overall Property;

•

all expenses required for the preservation, maintenance, repair and operation of the Overall Property as well as related spaces and facilities, unless the Lessor is obligated for the maintenance and repair according to Sec. VI.3;

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•

costs for chimney cleaning, canal clearing, extermination and waste removal, the costs for light and electricity, the operating costs for the network backup system if any, for watering and drainage, fees for the cleaning of pavements and open areas, the costs for regular cleaning of the general parts of the Overall Property, furthermore the operating costs and maintenance costs for bell and intercom systems as well as fire extinguishing equipment;

•

costs for the operation of the underground parking garage, the maintenance of electrical and water lines as well as lifts, landscaping of green and garden areas, in particular also the care for and maintenance of the existing trees including tree maintenance and tree cutting, the costs for the fences relating to technical operations, any doorman service as well as the costs for any required security services, cleaning, clearing of snow and the duty to strew and or salt, garbage collection and waste removal including special waste and wastepaper, and the fulfilment of the respectively issued official orders regarding grievances;

•

costs for the service companies contracted for the maintenance of any common facilities, costs for any on-call service of contracted service companies and the costs for the building management in appropriate amount. If the Lessee does not use the common facilities, this shall not exempt it from the obligation for the payment proportionate costs.

(3)

The Parties agree that any costs dependent on use that are incurred in connection with the leased property, which are invoiced to the Lessee directly or which can be recorded by corresponding meters, such as electricity, telephone, internet, etc. shall be paid directly by the Lessee. The Lessee is furthermore obligated to make the arrangements required for this purpose (contracting) on its own. The Lessor shall provide corresponding meters for electricity, heating/cooling on each floor during the construction of the leased property.

(4)

Should it not be possible to charge the aforementioned costs directly to the Lessee, the Lessee undertakes to pay them to the Lessor. If the power supply is provided by the Lessor, the Lessee undertakes to conclude a corresponding electricity supply contract with the Lessor.

(5)

The Lessor shall charge the operating costs plus the value added tax to the Lessee as of the handover of the leased property. Any operating costs charged by the Lessor shall be paid by the Lessee within 14 days upon the delivery of the invoice.

(6)

The Lessee undertakes to make monthly operating cost payments for the leased property according to Section I. A) “Office Part” on account in the amount of EUR 1.50 /m2 rental area (in words: 50/100 euro per square metre of rental area) and monthly operating cost payments for the leased property according to Section I. B) “Parking space contingent” on account in the amount of EUR 15.00/parking space (in words: fifteen 00/100 per parking garage space and outdoor parking space), respectively plus the value added tax, which shall be invoiced at the same time as the rental payments.

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(7)

The Lessor is entitled to adjust the monthly on-account amounts once annually according to the actual requirements. Any difference assessed in comparison to the on-account payments in the course of the annual statement shall be compensated within four weeks as of the rendering of the annual statement.

(8)

The Lessee shall be liable for all operating costs in the definition of this contract that are created during the period of validity of this lease. This shall also apply in the case that the final statement is rendered only after the termination of the lease.

V.

PROVISION FOR USE TO THIRD PARTIES, SUBLEASING

(1)

Any full or partial provision of use to third parties, renting, leasing or other provision of the leased property or the Lessee’s business by the Lessee to third parties, whether for consideration or free of charge, shall generally be permissible only upon the Lessor’s prior agreement. The Lessor undertakes to grant its agreement, unless good causes are opposed. No agreement is required for subleasing to affiliates within the same corporate group.

VI.

USE, MAINTENANCE

(1)

The Lessee undertakes to treat the leased property with care, and conduct all repairs, maintenance, and servicing work becoming necessary, with the exception of the maintenance, servicing and repair work cited in para. 3 and para. 4, at its own cost in mutually agreed deviation from Sec. 1096 ABGB.

(2)

The interior of the leased property (such as, in particular the supply and discharge lines, furnishings and devices, heating, ventilation, exhaust and cooling systems, and all electrical and sanitary installations, interior windows and doors, as well as the systems for sun shielding (exterior blinds) including their technical equipment, unless excluded pursuant to para. 3 or para. 4, shall be maintained by the Lessee in good and functional condition for the duration of the lease without a right to compensation; it shall furthermore be obligated, unless excluded pursuant to para. 3 or para. 4, to service and maintain the leased property and the equipment provided for it in a functional condition at all times and, in the case of failures or damages, it shall see to the immediate proper and professional repair and renewal at its own cost.

(3)

Damages on the building shell and the roof cladding, as well as serious damages on the Building (including the leased property), to the extent that these have not been caused by the Lessee, shall be borne by the Lessor. Serious damages are understood to mean such that affect the basic structure of the Building (e.g.: roof structure, facade, exterior doors including door frames, exterior windows including window frames, exterior rendering, foundations, lifts [repair only], load-bearing walls, supports and ceilings, outdoor facilities, green areas, fire protection, fire escapes, outlets and inlets to the Building, exterior blinds [except for maintenance], which interfere in the agreed use by the Lessee (e.g.: damages caused by moisture, damages on furnaces, pipe breakage) or such affecting the basic structure and load-bearing parts of the Building. The Lessee shall have the duty to immediately report such damages to the Lessor. The Lessee shall be liable for compensation of any damages arising for reason of a belated report.

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(4)

The Lessor shall bear the costs for the correction of a significant health hazard caused by the Building (e.g. hazardous electrical installation, lead-contaminated drinking water, hazardous building materials such as asbestos or formaldehyde, significant formation of mould with contamination of the room air), insofar as such has not been caused by the Lessee or it is outside of its responsibility, and it shall assume work and cost that becomes necessary and is incurred for the new introduction or redesign by operation of obligations under public law (e.g. canal connection, water pipe connection) with regard to the Building, as well as the work and cost required and incurred for the installation of measuring devices for the metering of consumption according to Section IV (3).

(5)

If the Lessee does not fulfil its obligation according to para. 1 within an appropriate period, in spite of a written warning, the Lessor shall have the right, irrespective of the agreed rules on the cancellation of this contract, to have the required work conducted at the Lessee’s cost.

(6)

The Lessee shall be accountable to the Lessor for any culpable damage and littering of the Overall Property including outdoor facilities and green areas, as well as the existing trees that is caused by it and it shall be obligated to repair the damage, whereas the burden of proof for absent fault shall be on the Lessee. The Lessee shall furthermore see on its own initiative to a careful and caring use of the Overall Property including green areas and existing trees, and shall obligate all persons associated with its business sphere with its best of efforts to do the same (in particular to the careful handling of flammable substances, practical observation of the smoking prohibition in the areas where it applies, etc.)

(7)

The Lessee shall report any damage to the Lessor within an appropriate period, which has occurred on the leased property and for the correction of which it is not obligated. The Lessee shall be liable for compensation of any damages arising for reason of a belated report. Clogging of pipework shall be removed by the Lessee at its own cost up to the downpipe.

(8)

The Lessor shall provide exclusively the connection values listed in Annex ./B. The existing supply and discharge lines (electricity, gas, water, wastewater, etc.) may only be used to such extent that no overload occurs.

(9)

The Lessee shall reasonably tolerate work that is necessary or expedient for the preservation of the Overall Property including outdoor facilities or individual leased properties, and it shall not be entitled to derive any legal consequences or abate the rent, exercise a right of withholding or claim damage compensation for reason of such work or a temporary disruption or a temporary outage or failure of the building technology such as, in particular, the water supply, problems relating to gas, electricity, canalisation, power and water lines and similar, for as long as the Lessor successfully completes the repair of the failure or outage within an appropriate period and the Lessor has not caused

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the failure or outage by gross negligence or unless the failure or outage has occurred due to force majeure. The Lessor undertakes to conduct the repair work as quickly as possible and with the least disruptions possible, with special regard for the Lessee’s running operations. It applies as agreed that a final adjustment of the air-conditioning or heating system as dependent on the seasons will be possible only in running operations during the first year of use and the Lessee will therefore not claim any rights to abate the rent for reason of the adjustment work on the air-conditioning or heating system.

VII.

STRUCTURAL ALTERATIONS

(1)	The Lessee is entitled to implement minor structural alterations that do not require any notice to be given to the building authority, upon prior notice to the Lessor.

(2)

Regarding all change requests beyond immateriality according to para. (1), in particular such requiring notification of or approval from the building authority, the Lessee shall obtain the prior written agreement from the Lessor.

(3)

The Lessee undertakes to conduct all aforementioned alterations in strict observation of all relevant legal provisions or other regulations at its own cost and risk. The Lessee’s maintenance and servicing obligation (Section VI) shall also apply to such alterations. The Lessee declares on the present day already that it will hold the Lessor harmless with regard to all disadvantages arising in connection with the alterations implemented by it. This is agreed to also apply to any claims of third parties, in particular of other parties entitled to the use of the Property, which are brought against the Lessor for reason of such work and for the fulfilment or observation of all official requirements by the Lessee.

(4)

The Lessee is obligated not to cause any burdens on the common facilities by its construction work to such an extent that a significant or longer lasting interference in the Lessor’s or the other lessees’ interests might be caused. The Lessee shall refrain from any not absolutely required disruption of other lessees or the Lessor during the alteration work. Should disruptions be unavoidable, these shall be kept to a minimum.

(5)

The Lessee is entitled to install lettering/advertising signs/advertising to the customary extent, in particular also on the roof of the Building, upon prior written approval from the Lessor, whereas this shall be reconciled with the interests of the remaining users of the Overall Property. The Lessor may not refuse its approval if the extent of the lettering/advertising signs/advertising and the illuminated advertising moves within the locally common scope. The costs for installing, operating, maintaining, removing (e.g. in the case of renovation work) and the reinstatement of the surfaces having been used in their original condition at the end of the lease shall be fully borne by the Lessee. Such lettering shall be removed in any case on termination of the lease.

(6)

The Lessee shall waive any claim to compensation against the Lessor in exclusion of Sec. 1087 ABGB with regard to the investments made by it. This does not include expenses for which a right to compensation has been expressly accepted by the Lessor.

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(7)

On the termination of the lease, the Lessee shall leave the structural alterations in place without deriving a claim to compensation. The Lessee, however, is obligated to reinstate the condition according to the last approved and structurally implemented planning status at its own cost on demand by the Lessor.

(8)

The Lessor shall provide the Lessee with the planning status in electronic form on the handover of the leased property. The Lessee shall see to all structural alterations made by it being documented in the form of both plans as well as diskettes that are compatible with the AutoCAD system (in the DXF, DWG or another common format or in PDF format) and to provide these documents to the Lessor immediately without request and free of charge.

VIII.

OFFICIAL MATTERS

(1)

Besides the compliance with the official approvals (especially notices of the building authorities) that are required for the Building, the Lessee shall have the sole responsibility for obtaining any necessary permits for the exercise of rights or use of any kind relating to the leased property (in particular, permits from the trade authorities, certificate of escape routes). The required signatures for the submission of such matters by the owner of the land and Building on submissions being made to the authorities and on other documents shall be provided free of charge by the Lessor on the Lessee’s request, if they comply with legal regulations or official orders relating to the Overall Property. Any conditions imposed in this context shall be fulfilled by the Lessee at its own cost. The lease shall be established independent of such actual or legal possibilities for use, which are specifically oriented on the Lessee’s exercised profession. The Lessor, however, shall guarantee that the leased property is suitable for the operation of an office.

(2)

The Lessee shall furthermore be obligated to observe all laws and other legal regulations, in particular the fire and police regulations, trade regulations and regulations governing riparian rights and the environment as well as the legal regulations of the Waste Management Act, which relate to the operation and existence of the leased property. The Lessee shall hold the Lessor harmless for all disadvantages resulting from a failure to fulfil these regulations.

IX.

INSURANCE

(1)

The Lessor has concluded an insurance policy with regard to the Overall Property for property and building owner liability, fire, storm mains water and glass breakage based on the respective reinstatement costs. The Lessor shall provide copies of the respectively current insurance policies to the Lessee on its request.

(2)

The Lessee is obligated to verify that it holds a public liability insurance with appropriate coverage (at least in the amount of the Building’s value) and a loss of profits insurance, and maintain such for the term of the contract and verify it to the Lessor on request.

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X.

RIGHT TO INSPECTION

(1)

The Lessor and persons assigned by it shall be entitled to access the leased property upon prior announcement and appropriate scheduling of an appointment (at least 48 hours in advance) – except in cases of impending danger – during the Lessee’s business hours; whereas immediately, at any time during day and night in cases of impending danger. On cancellation or termination of the lease, the Lessee shall enable access for inspection to all prospects legitimated by the Lessor within the notice period or any period for vacating the property, until the actual return of the leased property upon prior consultation with the Lessor.

(2)

The Lessee shall ensure that the leased property can also be accessed during its absence upon prior announcement. In the case of a longer absence (e.g. company holidays), it shall deposit the keys with a party, who can be reached easily, with corresponding notice to the Lessor.

XI.

RETURN OF THE LEASED PROPERTY

(1)

On the termination of the lease, the leased property shall be returned cleared, cleaned and proper condition, in consideration of the normal wear and tear and painted white (wall and ceiling surfaces). Any wiring installed by the Lessee – with the exception of the IT wiring – and similar shall likewise be removed and the original condition according to the last applicable approved planning (Section VII. 8) shall be reinstated.

(2)

On the termination of the lease, the Lessee shall submit the officially required and most recently valid inspection reports to the Lessor (in particular, regarding the ventilation, gas pipe, fire extinguisher systems, etc.) If such reports are not available, the Lessor shall be entitled to commission such at the Lessee’s cost.

(3)

If excessive wear and tear caused by the Lessee is found in the leased property on the date of the return, the Lessor shall be entitled to invoice any adaptation costs incurred for this reason to the departing Lessee, if the Lessee does not immediately instate the agreed return condition in spite of a request. In that case, the Lessee shall pay these costs within 14 days following invoicing.

(4)

If the clearing and return of the leased property is delayed on the termination of the lease, the Lessees shall pay a contract penalty for each month for the duration of the withholding, i.e. until the proper return, in twice the amount of the monthly lease payment (Section III and Section IV), which has been charged on average within the duration of the calendar year preceding the violation of the contract.

(5)

On termination of the lease, all keys provided to the Lessee and all keys procured by the Lessee as replacements shall be returned. The number of keys handed over shall be noted in the handover protocol.

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XII.

SECURITY

(1)

The Lessee is obligated to provide a rental deposit in the amount of three monthly gross lease payments, thus in an amount of EUR 451,348.00 (in words: four hundred fifty-one thousand three hundred forty-eight euro and 00/100), notably in the form of an abstract bank guarantee from a domestic financial institution, which shall be payable on first request and limited to the term of this contract plus three months.

(2)

The deposit shall serve as security for the Lessee’s payment obligations owed according to this contract, in particular for any arrears in rent, the costs for the repair of damages on the leased property or other disadvantages caused for the Lessor in connection with this lease (including any related costs of proceedings or representation), and as security for contract penalties agreed under this contract.

(3)

The Lessor is entitled but not obligated to use the security deposit for the cited purposes. The Lessee shall not be permitted any unilaterally effected offsetting against unsettled rental payments or other claims of the Lessor.

(4)

If the Lessor believes the Lessee has provided reason to utilise the security deposit, the Lessee shall be obligated to replenish this security deposit at the latest within 14 days on request by the Lessor.

(5)	The security deposit shall be refunded in full or in part to the Lessee within 4 weeks upon termination of the lease and proper handover of the leased property.

(6)

The Lessee is obligated to provide the indemnity letter, which is attached as Annex ./D, as executable notarised deed, signed by Compuware Holdings LLC, Delaware, for the collateralisation of all of the Lessor’s claims against the Lessee under this Agreement for a guarantee amount of EUR 10,000,000.00, within 30 days as of the receipt of a valid construction permit for the Overall Property.

(7)

Should the certified annual financial statements of Compuware Holdings LLC, Delaware not indicate a positive net profit on all reporting dates between 31/03/2019 and 31/03/2023, the Lessee shall be obligated to deposit an amount of EUR 3,000,000.00 (in words: three million euro) within 30 days with an Austrian trustee (registered notary or qualified lawyer) on an escrow account in accordance with the provisions in the attached Trust Agreement (Annex ./E) for all claims held by the Lessor against the Lessee under this Agreement. The amount deposited in trust shall be released to the Lessee and the trust be dissolved only when a positive net profit is reported by the Lessee’s parent company in the certified annual financial statements. The failure to deposit the escrow amount constitutes good cause for cancellation. The trust relationship shall end, however, at the latest after five (5) years on 30/06/2024.

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XIII.

COSTS AND FEES

(1)

The contract is established by the Lessor, for which no costs shall be passed on to the Lessee. Each of the Parties, however, shall be liable on its own for the costs incurred by it in connection with the preparation, negotiation, conclusion and fulfilment of this contract and the measures provided for in it and shall bear these costs on its own; this shall apply in particular to all costs for lawyers, trustees and other representatives and consultants.

(2)

The costs related to the determination of fees and charges, in particular the fee for the legal transaction shall be borne for two-thirds by the Lessee and one-third by the Lessor. The fees are assessed in accordance with the current version of the Fee Act of 1957. This provision shall not affect any legal transaction fees arising from the guarantee, which shall be fully borne by the Lessee.

(3)

The legal transaction fee for this Lease Agreement has been calculated by the Lessor and paid by it on time to the competent tax office. The Lessee is obligated to settle the legal transaction fee allocated to it according to the agreement under this Contract in the full amount with the Lessor within 14 days after the conclusion of this Lease Agreement in the full amount, so that the Lessor will be enabled to pay this amount within due time to the tax office.

XIV.

WAIVER OF COMPENSATION

The Lessee expressly waives bringing its own claims to monetary payment, with the exception of claims found valid by final and absolute judgment, as objections against the claims of the Lessor for the payment of the rent and operating costs according to Sec. III and Sec. IV by offsetting or withholding the Lease Payment, regardless of the reason. This shall not apply to the Lessee’s right to abate the rent.

XV.

DEFAULT

If the Lessee defaults on a payment based on this contract, it shall be obligated to pay full damage compensation. For the default on monetary payments, default interest shall be charged in the amount the 6-month EURIBOR plus 3 percentage points p.a.

XVI.

SALE AND EXPIRATION OF THE BUILDING RIGHT / ANNUAL PAYMENT FOR THE BUILDING RIGHT

(1)

In the case that the building right is sold, the Lessor shall verifiably transfer all duties under this contract and all restrictions on the right to cancellation in writing to the acquirer of the building right and ensure that the acquirer enters into the present Lease Agreement by way of the takeover of the complete Lease Agreement, thus subject to the continuation of the lease also with regard to its term and cancellation period. The Lessor undertakes to inform the Lessee of any intended sale of the leased property and to negotiate exclusively with the Lessee on an intended sale for two months as of the written notification by the Lessor.

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(2)

The Lessor shall provide proof of payment to the Lessee on request, each year by 31st of March, of the complete annual payment for the building right. Should the proof of payment not be submitted within due time, the Lessee shall be entitled to transfer the annual payment for the building right to a creditor by assignment of the claim, instead of the holder of the building right and to abate the current rent by the corrected payment for the building right.

XVII.

RIGHT TO WITHDRAWAL

(1)	The Lessee has the option to withdraw from the present contract if the Lessor does not

(a)

present a written statement to the Lessee within five months after the conclusion of this contract, issued by Managementservice Linz GmbH stating that Managementservice Linz GmbH agrees to the planned construction of the office and commercial building and its leasing to the Lessee, and that it will not to raise any objections against this;

(b)	verifiably submit a reference to the planning inspection by the architectural advisory board with regard to the Overall Property by 31/12/2017; and

(c)	submit a valid approval regarding the Overall Property by 28/02/2018.

(2)	The Lessee is entitled to attend together with the Lessor all meetings with the architectural advisory board of the City of Linz and the planning and construction committee.

(3)

In the case that the Lessee justifiably withdraws from the contract according to Section XVII. 1 lit. (a), the Lessor shall pay a penalty independent of fault, within 14 days as of the withdrawal from the contract, for the full amount of the legal transaction fees paid by the Lessee for this contract pursuant to the Fees Act. In the case that the Lessee justifiably withdraws from the contract according to Section XVII. 1 lit.(b) or (c), the Lessor shall pay a penalty independent of fault, within 14 days as of the withdrawal from the contract, for half the amount of the legal transaction fees paid by the Lessee for this contract pursuant to the Fees Act. The Lessor shall not hold any claims whatsoever against the Lessee in the event of a withdrawal.

XVIII.

REGISTRATION, fSIC PRIORITY NOTICE OF CONVEYANCE!

The Lessor (Neunteufel GmbH, company no. FN 131077 k) hereby grants its explicit and irrevocable agreement that based on this contract, the tenancy right according to Sec. I to XIX of this contract shall be entered in favour of the Lessee (Dynatrace Austria GmbH, company no. FN 91482 h) in the C-folio of building rights registry no. EZ 1699, in the land register of 45204 Lustenau, Regional Court of Linz.

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XIX.

GENERAL PROVISIONS

(1)

The validity of this contract shall not be affected by any invalidity of individual provisions. An invalid provision shall be replaced by the Parties for another valid and permissible provision that is consistent with the meaning and purpose of the eliminated provision.

(2)	All payments by the Lessee to the Lessor shall be made free of charges for the Lessor.

(3)

The rights and duties under this contract shall transfer to the respective legal successors on both sides or they shall be transferred in writing by the Parties to their respective legal successors, and the further transfer of all obligations to subsequent legal successors shall be made a condition. On request by the other Party, proof of the transfer shall be provided. A cancellation of this Lease Agreement for reason of a change on the Lessor’s part (also singular succession) shall be excluded for both Parties in mutual agreement.

(4)	Changes and amendments to this contract require the written form for validity. This also applies to any deviation from the requirement of the written form. There are no verbal side agreements.

(5)	This Lease Agreement is established in the original copy, which shall be retained by the Lessor. The Lessee shall receive a certified copy.

(6)

The present contract has been read and discussed together before its signing. Agreement was reached on all provisions of the contract. The Parties waive the challenge of this Lease Agreement on grounds of mistake or reduction by half the true value.

(7)

For all disputes arising from or in connection with this contract, the Parties agree on the substantively competent court in Linz as the exclusive place of jurisdiction, without regard for the amount in disputes, according to the definition of Sec. 104 JN [Jurisdictional Standard].

(8)

On the Lessee’s request, an English version of the Contract is attached to this Contract as Annex ./G. It is noted by the Parties that solely the German version of the concluded Lease Agreement is legally binding. The English version of the Contract shall not be consulted for an interpretation of the Contract either and it is completely non-binding.

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Directory of Annexes:

Layout and Floor Plan of the Office Spaces (Annex ./A)

Building and Equipment Description (Annex ./B)

Layout and Floor Plan of the Underground Parking Garage (Annex ./C)

Indemnity Letter (Annex ./D)

Trustee arrangement (Annex ./E)

Change Request Form (Annex ./F)

English Version of the Contract (Annex ./G)

Linz, 28/03/2017	Linz, 28/03/2017

/s/ Bernd Greifenender	/s/ Rich Bowers
Neunteufel GmbH FN 131077 k	Dynatrace Austria GmbH FN 91482 h

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